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                          AGREEMENT AND PLAN OF MERGER


                                     among:


                         SORRENTO NETWORKS CORPORATION,
                             a Delaware corporation;


                            LAMBDA ACQUISITION CORP.,
                             a Delaware corporation;


                                   LUXN, INC.,
                             a Delaware corporation;

                                       and

                                THOMAS ALEXANDER,

                         as Company Stockholders' Agent



                           ---------------------------

                            Dated as of June 25, 2003

                           ---------------------------


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                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of June 25, 2003, by and among: SORRENTO NETWORKS CORPORATION, a Delaware corporation ("Parent"); LAMBDA ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); LUXN, INC., a Delaware corporation (the "Company"), and THOMAS ALEXANDER as the Company Stockholders' Agent (as to Section 1.5 and Section 9 only). Certain other capitalized terms used in this Agreement are defined in Exhibit B.

                                    RECITALS

         A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

         B. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

         C. Contemporaneously with the execution and delivery of this Agreement, each of the Company stockholders identified on Exhibit A (the "Designated Stockholders") is executing and delivering to Parent a Stockholder Agreement (as defined in Section 5.7) of even date herewith. The Designated Stockholders own a majority of shares of the Common Stock ($0.0001 par value) of the Company ("Company Common Stock") and a majority of shares of the Series A-1 Preferred Stock ($0.0001 par value) of the Company (the "Series A-1 Preferred").

                                    AGREEMENT

         The parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

         1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

         1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law.

         1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California 94111 at such time and date as Parent and the Company may mutually agree upon (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed




                                       1.